EXHIBIT 11

                            COMPUTATION OF PER SHARE DATA
                                     (UNAUDITED)

                                  Six Months Ended          Three Months Ended
                                  ----------------          ------------------
                                 June 30,     June 30,     June 30,   June 30,
                                   1996         1995         1996      1995
                                   ----         ----         ----      ----

Net Loss                       $(552,000)  $(2,100,000)  $(299,000) $(1,003,000)

Preferred Stock dividend        (194,000)     (160,000)    (97,000)     (88,000)
                                 --------    ---------    ---------  ----------

Loss applicable to Common
  Stock                        $(746,000)  $(2,260,000)  $(396,000) $(1,091,000)
                                 =======     =========   ==========   =========

Primary:
Weighted average number of
  common shares outstanding    4,681,765     4,332,432   4,681,765    4,332,432
                               ==========    =========   =========    =========

Net loss per share of Common
 Stock (primary):                  $(.16)        $(.52)      $(.08)       $(.25)
                                     ===           ===         ===          ===

Assuming Full Dilution:
Weighted average number of
 common shares outstanding     4,681,765     4,332,432   4,681,765    4,332,432
                               =========     =========   =========    =========

Net loss per share of Common
 Stock (assuming full
  dilution) (a)                    $(.16)        $(.52)      $(.08)       $(.25)
                                     ===           ===         ===          ===

(a) Not presented because dilution is less than 3 percent from primary amounts.


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